Exhibit 10.2

ALLISON TRANSMISSION HOLDINGS, INC.

Eighth Amended and Restated

Non-Employee Director Compensation Policy

1.
General. This Eighth Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) as set forth herein, amends and restates that certain Seventh Amended and Restated Non-Employee Director Compensation Policy, previously adopted by the Compensation Committee of the Board of Directors (the “Board”) of Allison Transmission Holdings, Inc. (the “Company”) and shall be effective as of May 8, 2024. Capitalized but undefined terms used herein shall have the meanings provided for in the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan (the “Plan”).
2.
Annual Retainer and Other Fees. Each member of the Board who is not employed by the Company or one of its subsidiaries (a “Non-Employee Director”) shall be entitled to an annual retainer and other fee(s) as follows:
a.
The annual retainer fee for service on the Board shall be $95,000 (such amount shall also be referred to as, the “Annual Retainer”), with the Annual Retainer payable at the Non-Employee Director’s election either 100% in fully vested Common Stock granted under the Plan (valued based on the Fair Market Value of the Common Stock on the date of grant), 100% in cash, or 50% in fully vested Common Stock granted under the Plan and 50% in cash (if no election is made, the Annual Retainer will be paid 100% in cash);
b.
The annual retainer fee for service as Chair of the Audit Committee shall be an additional $24,000, payable in cash (the “Audit Chair Fee”);
c.
The annual retainer fee for service as Chair of the Compensation Committee shall be an additional $15,000, payable in cash (the “Compensation Chair Fee”);
d.
The annual retainer fee for service as a Chair of a committee of the Board (other than the Audit or the Compensation Committee) shall be an additional $15,000, payable in cash (the “Other Chair Fee”);
e.
The annual retainer fee for service as a Non-Employee Director on the Audit Committee shall be an additional $12,000, payable in cash (the “Audit Committee Service Fee”);
f.
The annual retainer fee for service as a Non-Employee Director on the Compensation Committee shall be an additional $7,500, payable in cash (the “Compensation Committee Service Fee”);
g.
The annual retainer fee for service as a Non-Employee Director on a committee of the Board other than the Audit or Compensation Committee shall be an additional $6,500, payable in cash (the “Other Committee Service Fee”); and

h.
The Board leadership fee for service as the Non-Executive Chairman of the Board shall be an additional $50,000, payable in cash (the “Non-Executive Chairman Fee”); and
i.
The Board leadership fee for service as the Lead Director of the Board shall be an additional $30,000 (the “Lead Director Fee,” and together with the fees in clauses (b) through (h), the “Other Fees”).

In no event shall a Non-Employee Director receive a fee pursuant to clause (e), (f) or (g) with respect to a committee that the Non-Employee Director serves as its Chair for the applicable year.

3.
Timing of Payment of Annual Retainer and Other Fees. The Annual Retainer and Other Fees payable hereunder are intended to cover service from one regular annual stockholders meeting to the next and, unless a deferral election is made as provided below, the Annual Retainer and Other Fees shall be paid quarterly in arrears in equal installments following the date of the Company’s annual stockholders meeting, without any requirement of additional Board action in connection therewith. The Annual Retainer and Other Fees shall be subject to the Non-Employee Director’s continued service on the Board on each applicable payment date.
4.
Annual Equity Award. Each Non-Employee Director shall be entitled to an annual grant of Restricted Stock Units under the Plan covering shares of Common Stock with a grant date Fair Market Value of $155,000 (the “Annual Equity Award”). The Annual Equity Award shall be granted as of the next business day after the date of the Company’s annual stockholders meeting, without any requirement of additional Board action in connection therewith, and will vest on the first to occur of (A) date of the Company’s next regular annual stockholders meeting in the year following the year of grant, (B) the date of the Non-Employee Director’s Separation from Service due to death or Disability, or (C) the date of a Change in Control, subject to continued service as a Non-Employee Director through the applicable vesting date. Any Annual Equity Award that does not vest on or prior to the date of the Non-Employee Director’s Separation from Service shall be immediately forfeited. The Restricted Stock Units shall be granted pursuant and subject to the terms set forth in the written agreement previously approved by the Board and duly executed by an executive officer of the Company. Unless a deferral election is made as provided below, the Restricted Stock Units will be distributed in actual shares of Common Stock, or, at the Company’s election, cash, in either case promptly (within 30 days) upon vesting.
5.
Deferral Elections. A Non-Employee Director may elect to receive deferred stock units (“Deferred Stock”) in lieu of (a) some or all of the fully vested stock awards constituting his or her Annual Retainer, (b) all of the cash constituting his or her Other Fees and (iii) some or all of the Restricted Stock Units constituting his or her Annual Equity Award. Any such Deferred Stock that relates to an Annual Equity Award shall be subject to the same vesting provisions as described in Section 4 above and will be immediately forfeited to the extent the Deferred Stock does not vest in accordance with such provisions. If the Non-Employee Director elects to receive Deferred Stock, the units will be credited to a bookkeeping account under the Company’s Non-Employee Director Deferred Compensation Plan, where each unit will be equivalent in value to one share of Common Stock, and the units will be distributed in actual shares of Common Stock, or at the Company’s election, cash, at the earlier of the Non-Employee Director’s Separation from Service on the Board or a Change in Control, as described more fully in and in each case subject to the terms and conditions of the Company’s Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”). All deferral elections must be made in accordance with and are subject to the terms and conditions of the Director Deferred Compensation Plan. As used in this paragraph and in paragraph 5(i), the terms “Separation from Service” and “Change in Control” shall have meanings assigned to them in the Director Deferred Compensation Plan.
6.
Directors Commencing Service After the Annual Stockholders Meeting; Partial Year Roles. If a Non-Employee Director commences service on the Board after the date of the Company’s regular annual stockholders meeting, the Non-Employee Director will receive a pro-rated portion the Annual Retainer, Other Fees, as applicable, and the Annual Equity Grant (based on the numbers of whole months elapsed since the most recent regular annual stockholders meeting). If a Non-Employee Director commences service on a committee of the Board, as the Non-Executive Chairman or as the Lead Director the Board in the middle of a service period, the Board may pro-rate any Other Fees otherwise payable with respect to such service and the payment date shall be within thirty days of such appointment, subject to any deferral elections.
7.
Effect of Other Plan Provisions. All of the provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such provisions are inconsistent with this Policy.
8.
Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board or Compensation Committee in the future at its sole discretion. Without limiting the generality of the foregoing, the Board or Compensation Committee hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.

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